Exhibit 10.1

EXECUTION VERSION

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) is made and entered into as of April 5, 2017, by and among the parties signatory hereto as lessors (collectively, “Lessor”), HCR III Healthcare, LLC, as lessee (“Lessee”), Quality Care Properties, Inc. (“QCP”) and HCR ManorCare, Inc. (the “Company”).

RECITALS

A.                                    Lessor is the current “Lessor” and Lessee is the current “Lessee” pursuant to that certain Master Lease and Security Agreement, dated as of April 7, 2011 (as so amended through the date hereof, the “Master Lease”).  The Company is the guarantor of Lessee’s obligations under the Master Lease pursuant to that certain Guaranty of Obligations, dated as of February 11, 2013 (as so amended through the date hereof, the “Guaranty”), and Lessor is a substantial creditor of the Company.

B.                                    Lessor, Lessee and the Company desire to agree to defer Lessee’s and the Company’s respective obligations to pay certain amounts under the Master Lease, on the terms and subject to the conditions set forth herein.

C.                                    During the period of deferral, Lessee and the Company have agreed to provide information to and cooperate with Lessor and QCP as provided herein, and the parties wish to engage in negotiations to reach a viable comprehensive restructuring of the terms of the Master Lease, the Guaranty and the other economic relationships of the parties.

D.                                    QCP has entered into that certain Multi-draw Secured Note (the “Secured Note”) with HCR Home Health Care and Hospice, LLC, an affiliate of Lessee and subsidiary of the Company (the “Borrower”) on the date hereof, pursuant to which QCP has, on the terms and subject to the conditions set forth in the Secured Note, agreed to loan to Borrower up to $21,000,000 in three equal installments of $7,000,000 (each, an “Advance”), to be made on or after April 5, 2017, May 3, 2017 and June 5, 2107 (each, a “Loan Draw Date”).

E.                                     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Master Lease.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.                                      Deferral of Minimum Rent.  Lessor agrees that it shall forbear from bringing suit or exercising remedies (including, without limitation, delivering a notice of default under the Master Lease, terminating the Master Lease, declaring an Event of Default under the Master Lease or exercising any other right or remedy under the Master Lease) with respect to Lessee’s failure to pay the Deferred Portion of the Minimum Rent due on April 3, 2017, May 1, 2017 and June 1, 2017 (each, an “Applicable Rent Payment Date”) until the Deferred Payment Date (as defined below).  Unless this Agreement has been terminated pursuant to Section 6, the Lessor agrees that it shall not bring suit or exercise any right or remedy (including, delivering a notice of default under the Master Lease, without limitation, terminating the Master Lease, declaring an Event of Default under the Master Lease or exercising any other right or remedy under the Master Lease) against Lessee or the Company on grounds that a failure to pay the Deferred Portion of the Minimum Rent on any Applicable Rent Payment Date prior to the Deferred Payment Date constitutes a breach of or default under the Master Lease on the part of Lessee, or that the Deferred Portion of the Minimum Rent not paid when such amount would, but for this Agreement, otherwise be due is past due under the Master Lease prior to the Deferred Payment Date.  The “Deferred Portion of the Minimum Rent” means with respect to the each Applicable Rent Payment Date, the Minimum Rent due under the Master Lease on such Applicable Rent Payment Date in excess of $32,000,000.  The “Deferred Payment Date” means the earlier of (i) July 5, 2017, and (ii) the date on which this Agreement is terminated pursuant to Section 6 hereof.  For the avoidance of doubt, the Lessee acknowledges and agrees that the Deferred Portion of the Minimum Rent for each month is due and owing to the Lessor as of the Applicable Rent Payment Date for such month, and that the terms of this Agreement constitute a forbearance of the overdue debt and shall in no way be construed as a reduction of the underlying debt or modification to the terms of the Master Lease.  The Lessor hereby confirms to the Lessee that it has not issued or delivered any notice of default with respect to any failure to pay the Minimum Rent due on April 3, 2017.

2.                                      Impound Accounts.  Notwithstanding Section 4.4 of the Master Lease, Lessor agrees that it shall not bring suit or exercise any right or remedy (including, without limitation, delivering a notice of default under the Master Lease, terminating the Master Lease, declaring an Event of Default under the Master Lease or exercising any other right or remedy under the Master Lease) arising out of the failure of Lessee to deposit or pay any amounts required to be deposited pursuant to Section 4.4 of the Master Lease prior to the Deferred Payment Date; provided, however, that, on the Deferred Payment Date, Lessee will deposit, in accordance with Section 4.4 of the Master Lease, all amounts that, but for the operation of this Section 2 of this Agreement, Lessee would have been required to so deposit pursuant to Section 4.4 of the Master Lease during the period between the date hereof and date immediately prior to the Deferred Payment Date.  For the avoidance of doubt, the Lessee acknowledges and agrees that the amounts to be funded into Impound Accounts is due and owing to the Lessor under the Master Lease, and that the terms of this Agreement constitute a forbearance of the overdue obligation and shall in no way be construed as a waiver of the underlying obligation or modification to the terms of the Master Lease.

3.                                      Secured Loan.  During the term of this Agreement, subject to compliance with the terms and conditions thereof, QCP shall make available to the Borrower the Advances provided under the Secured Note.

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4.                                      Cooperation.  Between the date hereof and the Deferred Payment Date, the parties intend to engage in good faith discussions concerning a long-term restructuring of the terms of the Master Lease, the Guaranty and the other financial relationships of the parties. In connection with those discussions, the Company shall and shall cause its subsidiaries to (i) negotiate in good faith during such period concerning the circumstances under which the parties will jointly communicate and/or engage in discussions with creditors of, and other Persons having business dealings with, Lessee, the Company and their respective subsidiaries concerning such restructuring (including the timing and content of such communications and/or discussions), (ii) to the extent the parties reach agreement concerning the circumstances under which the parties will so communicate and/or engage in discussions with such creditors or other Persons, promptly facilitate such joint communications and/or discussions, (iii) provide such access and information to QCP and its representatives, advisers and agents as they may reasonably request from time to time in order to facilitate restructuring discussions, except for any information that is subject to attorney-client privilege or other privilege from disclosure (it being agreed that, in the event that any information of Lessee, the Company or their respective subsidiaries are restricted from disclosure as a result of attorney-client privilege or other privilege, Lessee, the Company, Lessor and QCP will cooperate in good faith to seek to design and implement alternative disclosure arrangements to enable Lessor and QCP to evaluate such information without waiver of such privilege), (iv) provide to QCP copies of any material notices delivered to or received from any potential acquirer, strategic partner, joint venture partner, acquisition target or other participant in any business combination or transfer of all or substantially all of the assets of the Company or any subsidiary of the Company, (v) notify QCP of all written material notices from material creditors of the Company or any subsidiary promptly and (vi) keep QCP informed of the status of any material discussions or negotiations with any material creditors as to any potential settlement, amendment, modification, extension, forbearance, refinancing or restructuring involving such creditor.  For the avoidance of doubt, the Company and the Lessee each represents and warrants to QCP and the Lessor that as of the date hereof, the Company and the Lessee are not currently engaged in any discussions regarding any potential material acquisition, merger, strategic partnership, joint venture or other business combination or disposition of material assets involving any business operated by the Company or its subsidiaries.  During the term of this Agreement, the Company and the Lessee shall promptly advise QCP and the Lessor of the commencement of any such discussions, including but not limited to, the receipt of any unsolicited bids, requests for information or proposals from third parties relating to the foregoing.  To the extent that any such discussions referred to in the immediately preceding sentence commence, the Company and its subsidiaries shall afford QCP the right to participate in all such discussions where QCP reasonably requests to participate in its capacity as a substantial creditor of the Company.  Furthermore, with respect to properties subject to the Master Lease and identified by QCP for potential remarketing to third parties, the Company and the Lessor agree to follow the procedures and processes outlined in the Master Lease in Section 26.1 applicable to lessor’s right to inspect and show the leased property and capital additions to facilitate a remarketing process for properties currently in the portfolio and, without duplication, (i) to provide all access and information to QCP and (subject to entering into reasonable confidentiality agreements) third parties as QCP may reasonably request to assess and prepare such properties for successful remarketing, (ii) to reasonably cooperate and assist in the preparation of marketing materials and due diligence activities by potential new operators and (iii) to otherwise cooperate and assist in such remarketing efforts as QCP may reasonably request.  All information and materials provided by or on behalf of the Company or Lessee pursuant to this Section 4 shall be subject to the confidentiality provisions of the Master Lease.

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5.                                      Financial Statements.  The Lessee shall (i) deliver to the Lessor not later than April 10, 2017, (i) the Company’s audited financial statements for the year ended December 31, 2016 (in the form and substance required by the Master Lease and in comparative form consistent with prior years) (the “HCR Audited Financial Statements”) and (ii) use its reasonable best efforts and deliver to the Lessor not later than April 10, 2017, the consent of Lessee’s auditors to the incorporation by reference of their report on such financial statements in the Company’s registration statements under the Securities Act of 1933 (the “Auditor’s Consent”).

6.                                      Term; Termination.  Unless terminated pursuant to the terms of this Section 6, the term of this Agreement shall be through July 5, 2017.  This Agreement and the forbearance and other obligations of the parties hereunder shall terminate automatically upon the occurrence of:  (i) the Lessee fails to pay the Minimum Rent (other than the Deferred Portion of the Minimum Rent) on the date it is first due in accordance with the Master Lease (other than the failure to pay the Minimum Rent due on April 3, 2017; provided that the Minimum Rent due on April 3, 2017 (other than the Deferred Portion of the Minimum Rent) is paid on the date hereof); (ii) the Lessee fails to comply with its obligations under Section 5 hereof; (iii) there is an Event of Default under the Master Lease (other than as set forth in clause (i) hereof or Section 2 hereof); (iv) the Lessee, the Company or any subsidiary of the Company has been adjudicated bankrupt or insolvent, has failed to vacate an involuntary bankruptcy or reorganization petition within sixty days of the date of such filing, files such a petition on a voluntary basis, fails to vacate the appointment of a receiver or trustee for it or for a substantial portion of its assets within sixty days of such appointment, makes a voluntary assignment for the benefit of its creditors or ceases to do business as a going concern; (v) there is a default or event of default under the Credit Agreement, dated as of April 6, 2011, among Manor Care, Inc., HCR Healthcare, LLC, the several banks and other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent and the lenders thereunder  accelerate maturity of the obligations thereunder; (vi) there is a material change in the senior management of the Company; (vii) there is an Event of Default under the Secured Note; (viii) (A) the Company and Lessee fail to comply, in any material respect, with their obligations under Section 4 of this Agreement, as determined reasonably and in good faith by QCP, and such failure continues for ten (10) Business Days after receipt of written notice from Lessor of such failure and (B) QCP provides written notice to HCR on or after June 1, 2017, that it is terminating this Agreement due to the failure of Company and Lessee to comply, in any material respect, with their obligations under Section 4 of this Agreement or (ix) Lessee fails to deliver to the Lessor the Auditor’s Consent on or before April 10, 2017.  The Company or the Lessee may terminate this Agreement at any time upon the occurrence of any material breach of this Agreement by QCP or the Lessor.

7.                                      Stipulations.  The Company and the Lessee hereby admit, stipulate and agree that (i) the Rent and other obligations of the Lessee under the Master Lease and the Company under the Guaranty constitute legal, valid and binding obligations of the Lessee and the Company, enforceable against the Lessee and the Company in accordance with the terms of the Master Lease and the Guaranty, (ii) no portion of the Rent and other obligations of the Lessee under the Master Lease or the Company under the Guaranty is subject to avoidance, recharacterization,

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recovery or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law; and (iii) the Company and the Lessee do not have any claims, counterclaims, causes of action, defenses or setoff rights arising under or in connection with the Master Lease or the Guaranty against QCP, the Lessor and their respective affiliates, agents, officers, directors, employees and attorneys (other than the right to return of $4 million of cash previously deposited by Lessee in the tax and insurance impound account under the Master Lease to be returned to Lessee as per agreement of Lessor and Lessee promptly after execution of this Agreement).

8.                                      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

9.                                      Counterparts; Facsimile or Electronically Transmitted Signatures. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.  Signatures transmitted by facsimile or other electronic means may be used in place of original signatures on this Agreement, and  each party hereto intends to be bound by the signatures on the document transmitted by facsimile or such other electronic means.

10.                               Severability.  If any term, condition or provision of this Agreement or the application thereof to any circumstance or party hereto shall be invalid or unenforceable to any extent, the remaining terms, conditions and provisions of this Agreement or the application thereof to any circumstance or party hereto, other than that held invalid or unenforceable, shall not be affected thereby and each remaining term, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.                               Changes in Writing. This Agreement may not be orally changed or terminated, nor any of its provisions waived, except by an agreement in writing signed by the party against whom enforcement of any changes, termination or waiver is sought.

12.                               Headings.  The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of the Master Lease or this Agreement nor the intent of any provision thereof or hereof.

13.                               Authority.  The Company, Lessee, QCP and Lessor each hereby represents and warrants that it has full right, power and authority to enter into this Agreement and that the person executing this Agreement on behalf of the Company, Lessee, QCP and Lessor, respectively, is duly authorized to do so.

14.                               No Presumption.  This Agreement has been freely negotiated by the parties hereto and in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Agreement or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Agreement or any portion thereof.  Nothing herein shall be construed to limit or otherwise impair the ability of any party from exercising any rights or taking any steps not expressly restricted herein.

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15.                               Confidentiality.  This Agreement shall be subject to the confidentiality provisions of Section 45.1.7 of the Master Lease and Section 45.1.7 of the Master Lease is hereby incorporated by reference herein mutatis mutandi.  It is understood that QCP shall be permitted to disclose the existence and terms of this Agreement, as well as file a copy of this Agreement and the Secured Note as exhibits in its periodic or current reports filed with the Securities and Exchange Commission.  QCP will issue a press release with respect to the execution and delivery of this Agreement and the matters addressed in this Agreement in the form heretofore agreed by the parties and attached as Exhibit A hereto.  The parties shall cooperate in good faith to the full extent practicable prior to issuing any subsequent press release or public announcement with respect to this Agreement or the transactions it contemplates, including providing one another drafts of any such press release or public announcement in advance of issuance and considering and incorporating in such press release or public announcement of the reasonable comments of the other parties hereto. In advance of filing with the Securities and Exchange Commission any report containing the HCR Audited Financial Statements, QCP will provide the Company with a reasonable opportunity to review such report and shall consider and incorporate such reasonable comments provided by the Company related to the portion of such report referring to the HCR Audited Financial Statements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

“LESSOR”

HCP PROPERTIES, LP, a Delaware limited partnership

By: HCP I-B Properties, LLC, a Delaware limited liability company, its General Partner

HCP WEST VIRGINIA PROPERTIES, LLC, a Delaware limited liability company

HCP PROPERTIES OF ALEXANDRIA VA, LLC, a Delaware limited liability company

HCP PROPERTIES OF ARLINGTON VA, LLC, a Delaware limited liability company

HCP PROPERTIES OF MIDWEST CITY OK, LLC, a Delaware limited liability company

HCP PROPERTIES OF OKLAHOMA CITY (NORTHWEST), LLC, a Delaware limited liability company

HCP PROPERTIES OF OKLAHOMA CITY (SOUTHWEST), LLC, a Delaware limited liability company

HCP PROPERTIES OF TULSA OK, LLC, a Delaware limited liability company

HCP PROPERTIES-ARDEN COURTS OF ANNANDALE VA, LLC, a Delaware limited liability company

HCP PROPERTIES-CHARLESTON OF HANAHAN SC, LLC, a Delaware limited liability company

HCP PROPERTIES-COLUMBIA SC, LLC, a Delaware limited liability company

HCP PROPERTIES-FAIR OAKS OF FAIRFAX VA, LLC, a Delaware limited liability company

HCP PROPERTIES-IMPERIAL OF RICHMOND VA, LLC, a Delaware limited liability company

HCP PROPERTIES-LEXINGTON SC, LLC, a Delaware limited liability company

HCP PROPERTIES-MEDICAL CARE CENTER-LYNCHBURG VA, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT EAST-GREENVILLE SC, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT OF UNION SC, LLC, a Delaware limited liability company

HCP PROPERTIES-OAKMONT WEST-GREENVILLE SC, LLC, a Delaware limited liability company

HCP PROPERTIES-STRATFORD HALL OF RICHMOND VA, LLC, a Delaware limited liability company

HCP PROPERTIES-WEST ASHLEY-CHARLESTON SC, LLC, a Delaware limited liability company

HCP MARYLAND PROPERTIES, LLC, a Delaware limited liability company

HCP PROPERTIES-SALMON CREEK WA, LLC, a Delaware limited liability company

HCP PROPERTIES-WINGFIELD HILLS NV, LLC, a Delaware limited liability company

HCP PROPERTIES-UTICA RIDGE IA, LLC, a Delaware limited liability company

HCP TWINSBURG OH PROPERTY, LLC, a Delaware limited liability company

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCR STERLING HEIGHTS MI PROPERTY, LLC, a Delaware limited liability company

By: HCR Schoenherr•Road Property, LLC, a Delaware limited liability company, its sole member

By: HCP Properties, LP, a Delaware limited partnership, its sole member

By: HCP I-B Properties, LLC, a Delaware limited liability company, its General Partner

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

“QCP”

QUALITY CARE PROPERTIES, INC.,
a Delaware corporation

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

“LESSEE”

HCR III HEALTHCARE, LLC,
a Delaware limited liability company

By:	/s/ Matthew S. Kang
Name:	Matthew S. Kang
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

“THE COMPANY”

HCR MANORCARE, INC.,
a Delaware corporation

By:	/s/ Matthew S. Kang
Name:	Matthew S. Kang
Title:	Vice President and Chief Financial Officer

Exhibit A:  Press Release

Quality Care Properties Enters Into Forbearance Agreement with HCR ManorCare

BETHESDA, Md., April 5, 2017  — Quality Care Properties, Inc. (NYSE: QCP) (“QCP” or the “Company”) today announced that it entered into a forbearance agreement (the “Agreement”) with its principal tenant, HCR III Healthcare, LLC and its parent HCR ManorCare, Inc. (together, “HCR ManorCare”).  Among other things, the Agreement would require HCR ManorCare to make cash rent payments of $32 million for each of April, May and June of 2017, with a deferral of the additional $7.5 million per month otherwise due until the earlier of (i) July 5, 2017 and (ii) an early termination of the Agreement, with all deferred amounts becoming immediately due and payable upon an early termination.  The Agreement also requires HCR ManorCare to deliver its 2016 audited financial statements and auditor consent to QCP not later than April 10, 2017, which is expected to include a “going concern” exception for HCR ManorCare in the auditor opinion.

Importantly, during the term of the Agreement, which will end on July 5, 2017, unless earlier terminated, QCP and HCR ManorCare intend to engage in good faith discussions concerning a long-term restructuring of the terms of the master lease, the guaranty of the master lease and certain other matters.  To facilitate the exploration of restructuring alternatives, QCP also agreed to provide HCR ManorCare with a temporary secured extension of credit of up to $7 million per month during each of April, May and June of 2017 (up to $21 million in the aggregate), which would be due and payable in full not later than December 31, 2017, subject to acceleration upon certain events.

“We are pleased to have reached this agreement and are working with HCR ManorCare to reach a comprehensive, long-term solution to the master lease that seeks to both preserve and enhance the value of our properties, while supporting the ability of HCR ManorCare and its thousands of employees and caregivers to provide high-quality care for their patients and residents.  We remain open to all appropriate solutions, including possibly transitioning to increased equity ownership in HCR ManorCare,” said Mark Ordan, QCP’s Chief Executive Officer.

Additional details regarding the Agreement are available in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 5, 2017.

HCR ManorCare accounted for 94% of QCP’s total revenues during the year ended December 31, 2016.  For additional information regarding the risks to QCP associated with HCR ManorCare, see “Risk Factors” included in QCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is available on QCP’s website at www.qcpcorp.com and at www.sec.gov.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 29 states and include 257 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building.  For more information regarding QCP, visit www.qcpcorp.com.

Safe Harbor Statement

Certain statements in this press release that are not historical statements of fact may be deemed “forward-looking statements.”  The Company intends to have its forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our intent, belief or expectations.  In particular, we note as a forward-looking statement our intention regarding good faith discussions with HCR ManorCare concerning a long-term restructuring of the terms of the master lease, the guaranty of the master lease and certain other matters.  No assurance can be given that we will reach agreement with respect to any of these matters.  Forward-looking statements speak only as of the date of this press release. Except as may be required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.